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                               EXHIBIT (10)(b)(1)
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                              EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 2nd day of January, 1991 by and between THE HIBERNIA SAVINGS BANK, a Massachusetts savings bank with its main office in Quincy, Massachusetts (the "Bank") and MARK A. OSBORNE of Norwell, Massachusetts (the "Executive").

                                   WITNESSETH

      WHEREAS, the Executive and the Bank are parties to an Employment Agreement dated September 4, 1986; and

      WHEREAS, certain further action has been taken by the Bank with respect to the Executive's employment with the Bank and the parties wish hereby to enter into a new Employment Agreement to memorialize the current understandings between the parties;

      NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive agree as follows:

      1. Employment. The Bank agrees to employ the Executive and the Executive agrees to continue in the employ of the Bank on the terms and conditions hereinafter set forth.

      2. Capacity. The Executive shall serve the Bank as its President, Chairman of the Board of Directors and Chief Executive Officer subject to his election by the Board of Directors. In this capacity, the Executive shall, subject to the By-Laws of the Bank and to the direction of the Board of Directors, have responsibility for the general supervision and management of the Bank's business.
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      3. Effective Date and Term. The commencement date (the "Commencement
Date") of this Agreement shall be January 2, 1991. Subject to the provisions of
Section 6, the term of the Executive's employment hereunder shall be for five
(5) years from the Commencement Date; provided, however, that the term shall be extended automatically for periods of one year commencing on the day prior to the first anniversary of the Commencement Date and on the day prior to each subsequent anniversary thereafter, unless, on the date of any such anniversary, either party gives written notice to the other of such party's election not to extend the term of this Agreement. The last day of such term, as so extended from time to time, is herein sometimes referred to as the "Expiration Date".

      4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

            (a) Salary. For all services rendered by the Executive under this Agreement, the Bank shall pay the Executive a base salary at the rate of $185,000.00 per year, subject to increase from time to time in accordance with the usual practice of the Bank with respect to review of compensation of its senior executives. At such time as the initial base salary is increased, if ever, such increased salary shall become the base salary under this


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      Agreement. The Executive's salary shall be payable in periodic installments in accordance with the Bank's usual practice for its senior executives.

            (b) Regular Benefits. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, bonus incentive plans and other benefit plans from time to time in effect for senior executives of the Bank. Such participation shall be subject to
      (i) the terms of the applicable plan documents, (ii) generally applicable Bank policies and (iii) the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by such plan. In addition, the Executive shall be entitled to receive benefits which are the same or substantially similar to those which are currently being provided to the chief executive officers of savings banks within the Commonwealth of Massachusetts.

            (c) Business Expenses. The Bank shall reimburse the Executive for all reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Bank including without limitation expenses incurred in travelling to and


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      from and attending conventions and seminars in connection with the Bank's business. On those occasions when Executive is accompanied by his spouse, Bank shall pay all reasonable expenses incurred by Executive on his spouse's behalf.

            (d) Automobile. The Bank will provide the Executive with the full use of an automobile of a type and style consistent with his status as President, Chief Executive Officer and Chairman of the Board, such automobile to be selected by the Executive. All costs of operating, insuring, maintaining or repairing said automobile (including without limitation the costs of gasoline and oil) shall be paid by the Bank. The Executive recognizes that such costs paid by the Bank represent taxable income to him. The Bank agrees to pay to the Executive, on an annual basis, an amount approximating the additional tax cost to the Executive incurred as a result of the inclusion of such costs in the Executive's taxable income to him. Such amount, to be determined solely by the Bank, in its reasonable judgment, shall be based upon average marginal rates in effect for persons receiving like compensation, and the actual tax paid by the Executive shall not determine the amount so paid.

            (e) Vacation. The Executive shall be entitled to not less than four weeks of vacation per year, to be taken at


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      such times and intervals as shall be determined by the Executive with the approval of the Bank, which approval shall not be unreasonably withheld. During such vacation time, Executive's compensation shall be paid in full.

            (f) Life Insurance Plan. The Executive and the Bank acknowledge that, in addition to the Executive being a named insured under the Bank's group life insurance plan, the Executive is covered by a term life insurance contract in the face amount of $750,000. The Executive shall be the owner of the policy and, in the event of the death of the Executive while in the employ of the Bank, the proceeds shall be paid to the beneficiary specified by the Executive, or if no beneficiary shall have been so specified, to the estate of the Executive. The Bank shall be solely responsible for the payment of premiums on such term life insurance policy for so long as this Agreement is in effect. If, for any reason, the policy is cancelled, Bank shall procure and pay for a substitute insurance policy providing similar coverage.

            The Executive recognizes that insurance premiums paid by the Bank on all policies providing insurance in excess of limitations imposed by the Internal Revenue Code are considered "excess insurance" and represent taxable income to him. The Bank agrees to pay to the Executive, on an annual basis, an amount approximating the additional tax


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      cost to the Executive incurred as a result of the inclusion of all such premiums for such excess insurance in the Executive's taxable income. Such amount, to be determined solely by the Bank, in its reasonable judgment, shall be based upon average marginal rates in effect for persons receiving like compensation, and the actual tax paid by the Executive shall not determine the amount so paid.

            At the expiration of the Bank's obligations to Executive under this Agreement including the payment of all termination benefits, Bank's obligations to pay the premiums on such term policy shall cease; provided however, that Bank will insure that such policy or policies provide the Executive with the option for Executive to assume the premium cost of continuing such insurance coverage.

            (g) Physical Examination. The Executive agrees that he will submit to an annual physical examination by a physician licensed to practice medicine in the Commonwealth of Massachusetts chosen by the Executive. The Bank will pay all expenses of such examination but shall not be entitled to a report of the examination.

            (h) Tax Return Preparation and Tax Planning Services. The Bank will contract with the Bank's accountants in order to have such accountants provide all services to Executive as are necessary to prepare the Executive's state and federal tax returns and to provide such financial and tax


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      planning services as may be reasonably required by the Executive. All costs of such services shall be paid by the Bank.

            The Executive recognizes that such payments paid by the Bank on all such financial planning and tax services represent taxable income to him. The Bank agrees to pay to the Executive, on an annual basis, an amount approximating the additional tax cost to the Executive incurred as a result of the inclusion of all such financial planning and tax services in the Executive's taxable income. Such amount, to be determined solely by the Bank, in its reasonable judgment, shall be based upon average marginal rates in effect for persons receiving like compensation, and the actual tax paid by the Executive shall not determine the amount so paid.

            (i) Salary Continuation Plan. The Bank agrees that, in the event of the death of the Executive prior to the termination of this Agreement, in addition to any other life insurance benefits which are provided for under this Agreement, the Bank will pay the Executive's named beneficiary the sum of One Hundred Thousand Dollars ($100,000.00) per year for each of the four years following the Executive's death. Such amount shall be deemed a "salary continuation benefit" and shall be paid in equal monthly installments over the four year period. The Bank may purchase and maintain a life insurance policy on the


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      Executive in an amount sufficient to fund such benefit and, in such event the Bank shall be the owner and beneficiary of such policy and solely responsible for the payment of premiums on such policy, but such benefit shall be due and payable whether or not such insurance is purchased and whether or not the Bank receives payment on any such policy.

            (j) Other Benefits. In addition to paying for all membership and subscription fees for professional organizations and periodicals, Bank shall pay for the cost of initiation fee and annual membership dues or fees on behalf of the Executive at a private golf course of the Executive's choosing in the Greater Boston Area.

      5. Extent of Service. During his employment hereunder, the Executive shall, subject to the direction and supervision of the Board of Directors, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Bank's interests and to the discharge of his duties and responsibilities hereunder. He shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, however, that nothing herein shall be construed as preventing the Executive from the following:

            (a) investing his assets in a manner not prohibited by Section 9(a) hereof, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made;


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            (b) serving on the board of directors of any company, subject to the prohibitions set forth in Section 9(a) and provided that he shall not be required to render any material services with respect to the operations or affairs of any such company; or

            (c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

      6. Termination and Termination Benefits. The Executive's employment may be terminated under the following circumstances:

            (a) Termination by the Bank for Cause. The Executive's employment hereunder may be terminated without further liability on the part of the Bank effective immediately by a two-thirds vote of all of the members of the Board of Directors for cause by written notice to the Executive setting forth in reasonable detail the nature of such cause. Only the following shall constitute "cause" for such termination:

                  (i) Deliberate dishonesty of the Executive with respect to the Bank or any subsidiary or affiliate thereof;

                  (ii) Conviction of the Executive of a crime involving moral turpitude;

                  (iii) Gross and willful failure to perform a substantial portion of his duties and responsibilities hereunder, which failure continues for more than thirty days


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      after written notice given to the Executive pursuant to a two-thirds vote of all of the members of the Board of Directors, such vote to set forth in reasonable detail the nature of such failure.

            (b) Termination by the Executive. The Executive's employment hereunder may be terminated effective immediately by the Executive by written notice to the Board of Directors in the event of the following:

                  (i) Failure of the Board of Directors to elect the Executive to any of the offices of President, Chairman of the Board, and Chief Executive Officer of the Bank, or to continue the Executive in such offices; or

                  (ii) Failure by the Bank to comply with any of the provisions of Section 4(a) through (j) inclusive or any material breach by the Bank of any other provision of this Agreement; or

                  (iii) If, in the reasonable judgment of the Executive (such judgment being exercised in good faith), a significant change in the nature or scope of Executive's responsibilities, power, functions or duties has occurred which, when compared to the Executive's responsibilities, powers, functions or duties exercised by the Executive as of the date of execution of this Agreement, constitutes a demotion and/or dismissal or if a reasonable determination is made by the Executive that he is unable to exercise the


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      responsibilities, powers, functions or duties exercised by him as of the date of execution of this Agreement.

            (c) Termination by the Bank Without Cause. The Executive's employment with the Bank may be terminated without cause by a three-fourths vote of all of the members of the Board of Directors on written notice to the Executive.

            (d) Termination at Age Sixty-Five. The Executive reaches age sixty-five, except that retirement or termination benefits provided by this Agreement shall not be prejudiced by this Section.

            (e) Certain Termination Benefits. In the event of termination of this Agreement for any reason other than a termination under Section 6(a) above, the Executive shall be entitled to the following benefits:

                  (i) For the period subsequent to the date of termination until the Expiration Date, the Bank shall continue to pay the Executive the base salary at the rate in effect on the date of termination, including such increases as are provided in Section 4(a).

                  (ii) For the period subsequent to the date of termination until the Expiration Date, the Executive shall continue to receive all benefits described in Section 4(b), (d) and (f) above existing on the date of termination (except for any cash bonus plans which shall be pro-rated through the date of termination). For purposes of


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      application of such benefits, the Executive shall be treated as if he had remained in the employ of the Bank, with an annual salary at the rate in effect on the date of termination, with increases as provided in Section 4(a), and service credits will continue to accrue during such period as if the Executive had remained in the employ of the Bank.

                  (iii) If, in spite of the provisions of Section 6(e)(ii) above, benefits or service credits under any benefit plan shall not be payable or provided under any such plan to the Executive, or to the Executive's dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Bank, the Bank itself shall pay or provide for payment of such benefits and service credits for such benefits to the Executive, or to the Executive's dependents, beneficiaries or estate.

                  (iv) If, as of the date of termination, the Executive is eligible to retire under any retirement plan of the Bank in effect at such time, the Executive will be entitled to receive any and all benefits that would accrue to retiring employees under such plan for such period of time after termination as the Executive is receiving termination benefits under this Agreement.

            (f) Notwithstanding any other provision of this Agreement, the Executive shall be under no obligation whatsoever to seek or accept any employment after termination


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      of employment with the Bank and the Executive's entitlement to all benefits provided herein shall not be prejudiced in any way by his failure to seek employment after termination of employment with the Bank.

      7. Termination Benefits Buy-Out.

            a) In the event of Executive's termination hereunder under circumstances entitling the Executive to termination benefits under
      Section 6(e), at the Executive's sole option, the Executive, at any time before all termination benefits have been paid, may demand and, upon such demand, the Bank shall pay the Executive the then current value of the termination benefits owed to the Executive, such payment to be made within thirty (30) days of demand.

            b) In the event of the Executive's death after the lawful termination of this Agreement, but prior to the payment of all termination benefits owed to Executive hereunder, in addition to any other life insurance benefits provided in this Agreement, the Bank will pay the Executive's named beneficiary the sum of One Hundred Thousand Dollars ($100,000.00) per year for each of the four years following the Executive's death. Such amount shall be deemed a "salary continuation benefit" and shall be paid in equal monthly installments over the four-year period. The Bank may purchase and maintain a life insurance policy on the Executive in an amount sufficient to fund such benefit and,


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      in such event the Bank shall be the owner and beneficiary of such policy and solely responsible for the payment of premiums on such policy, but such benefit shall be due and payable whether or not such insurance is purchased and whether or not the Bank receives payment on any such policy.

      8. Disability. If, due to illness or physical or mental disability, the Executive shall be unable to perform substantially all of his duties and responsibilities hereunder, the Board of Directors may designate another executive to act in his place during the period of such disability. Notwithstanding any such designation, the Executive shall continue to receive his full salary and benefits under Section 4 of this Agreement until he becomes eligible for disability income under the Bank's disability income plan. While receiving disability income payments under such plan, the Executive shall not receive any salary under Section 4(a), but shall continue to participate in the Bank's benefit plans and to receive other benefits as specified in Section 4 until the Expiration Date; provided, however, that in the event that the disability income payments under the Bank's disability income plan are less than the Executive's salary at the time of such disability, the Bank shall pay the Executive an amount equal to the difference between such salary and disability payments. In the absence of a disability income plan at the time of such disability, the Bank shall pay the Executive benefits equal to the Executive's full salary. If


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any question shall arise as to whether during any period the Executive was disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder due to physical or mental illness, the Executive may, and at the request of the Bank will, submit to the Bank a certification, in reasonable detail, by a physician selected by the Executive or his guardian to whom the Bank has no reasonable objection as to whether the Executive was so disabled, and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit such certification, the Bank's determination of such issue shall be binding on the Executive.

      9. Noncompetition and Confidential Information

            (a) Noncompetition. During

                  (i) a period of one year following the date of termination of the Executive's employment with the Bank by the Executive as a result of his election not to extend pursuant to Section 3 or by the Bank for cause pursuant to Section 6(a) hereof, and

                  (ii) the period during which the Bank continues to provide benefits to the Executive pursuant to Section 6(e)(i)-(iii) hereof,

the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any person (as defined in Section 11),


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compete in the Bank's market area (defined as the towns in which the Bank's main office and branch offices are located and all towns contiguous thereto) with the banking or any other business conducted by the Bank during the period of his employment hereunder, nor will he attempt to hire any employee of the Bank, assist in such hiring by any other person, encourage any such employee to terminate his or her relationship with the Bank or solicit or encourage any customer of the Bank to terminate its relationship with the Bank or to conduct with any other person any business or activity which such customer conducts or could conduct with the Bank.

            (b) Confidential Information. The Executive will not disclose to any other person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of the Bank obtained by him incident to his employment with the Bank. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the Bank's management but does not include any information which has become part of the public domain by means other than the Executive's non-observance of his obligations hereunder.


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            (c) Relief Interpretation. The Executive agrees that the Bank shall be entitled to injunctive relief for any breach by him of the covenants contained in Sections 9(a) or 9(b). In the event that any provision of this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. For purposes of this Section 9, the term "Bank" shall mean the Bank and any of its subsidiaries and affiliates.

      10. Confliction Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

      11. Definition of "Person", "Director" and "Board of Directors". For purposes of this Agreement: the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization; and the terms "Director" and "Board of Directors" shall mean a Director and the Board of Directors, respectively, of the Bank.


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      12. Withholding. All payments made by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

      13. Enforcement Expenses. In the event that the Executive retains legal counsel and/or incurs other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement, the Bank shall pay (or the Executive shall be entitled to recover from the Bank, as the case may be) the Executive's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of said rights regardless of whether the Executive prevails on the merits of his claims, so long as such claims are made in good faith.

      14. Assignment; Successors and Assigns, etc. Neither the Bank nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the Bank and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

      15. Special Termination Agreement. Executive and Bank are parties to a written Special Termination Agreement dated September 4, 1986 as amended by Amendment dated as of January 2, 1991. Nothing contained in this Agreement shall limit the provisions thereof and such Special Termination Agreement is to remain in full force and effect in accordance with its provisions as from time to time amended.


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      16. Indemnity. Bank shall indemnify, defend, and hold the Executive harmless for all acts or decisions made by him in good faith while performing services for the Bank. In addition to and not in lieu of such indemnity, Bank shall include Executive as an insured under any insurance policy now in force or hereafter obtained during the term of this Agreement covering the officers and directors of the Bank. Bank shall pay all expenses including without limitation reasonable attorneys' fees actually and necessarily incurred by the Executive in connection with the defense of such acts and decisions, suits or proceedings, including costs of settlement and/or appeal.

      17. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.


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      19. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main office attention of the Clerk.

      20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Bank.

      21. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank, by its duly authorized officer and by the Executive, as of the date first above written:

ATTEST:                                          THE HIBERNIA SAVINGS BANK


/s/ [ILLEGIBLE]                                  By: ___________________________
------------------------------
                       , Clerk                   Title: Director

[Seal]

WITNESS:


/s/ [ILLEGIBLE]                                  /s/ Mark A. Osborne
------------------------------                   -------------------------------
                                                 MARK A. OSBORNE


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